EXHIBIT 99.1

FOR IMMEDIATE RELEASE

The Oncology Institute Appoints Kim Tzoumakas to Board of Directors

CERRITOS, Calif., Feb 23, 2026 (Global NEWSWIRE) – The Oncology Institute, Inc. (“TOI”) (NASDAQ: TOI), one of the largest value-based oncology groups in the United States, today announced the appointment of Kim Tzoumakas to its Board of Directors, effective February 23, 2026. Ms. Tzoumakas brings more than two decades of executive leadership experience across oncology, pharmacy services and healthcare operations. Notably, she is Chief Executive Officer for VytlOne National Pharmacy Services, and previously held the CEO role at 21st Century Oncology, where she successfully led the organization through a multi-year operational turnaround, culminating in its strategic sale. She also has served on the board of several private and public healthcare companies including SeaSpine, Coherus BioSciences, Ob Hospitalist Group and most recently, VytlOne.

“We are thrilled to welcome Kim to our Board of Directors,” said Daniel Virnich, MD, CEO of The Oncology Institute. “Her deep experience in both oncology and pharmacy services are particularly relevant at this point in TOI’s journey as we expand our care delivery model across employed and MSO networks and grow our pharmacy business. Kim’s proven track record of expanding access, improving cost management, and advancing integrated care delivery models, will be invaluable as to our company and further strengthen our already outstanding board of directors.”

“It’s an honor to have been selected as a Board member of The Oncology Institute,” said Ms. Tzoumakas. “I look forward to utilizing my background and experience in healthcare services to advise this dedicated team and help them accomplish their mission of improving cancer outcomes and streamlining the patient journey.”

About The Oncology Institute (www.theoncologyinstitute.com):
Founded in 2007, The Oncology Institute (NASDAQ: TOI) is advancing oncology by delivering highly specialized, value-based cancer care in the community setting. TOI offers cutting-edge, evidence-based cancer care to a population of approximately 1.9 million patients, including clinical trials, transfusions, and other care delivery models traditionally associated with the most advanced care delivery organizations. With over 180 employed and affiliate clinicians and over 100 clinics and affiliate locations of care across five states and growing, TOI is changing oncology for the better.

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